Exhibit 99.1

Neuronetics Reports Record Third Quarter 2024 Financial and Operating Results

MALVERN, PA., November 12, 2024 – Neuronetics, Inc. (NASDAQ: STIM) (the “Company” or “Neuronetics”) a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need help, with the best neurohealth therapies in the world, today announced its financial and operating results for the third quarter of 2024.

Third Quarter 2024 Highlights

•	Third quarter 2024 revenue of $18.5 million, a 4% increase as compared to the third quarter 2023

•	U.S. NeuroStar Advanced Therapy system revenue of $4.1 million in the quarter, representing 48 systems

•	U.S. treatment session revenue increased by 2% versus the third quarter of 2023

Recent Operational and Marketing Highlights

•	Neuronetics stockholders approved the acquisition of Greenbrook TMS on November 8, 2024

•	NeuroStar Oral Presentation at AACAP 2024 Highlights Largest Study Evaluating TMS Efficacy in Adolescents with Depression

•	Achieved milestone of over 188,000 global patients treated with 6.9 million treatment sessions

“We are very excited about the approval of the acquisition of Greenbrook TMS, which positions Neuronetics to be one of the largest, and most innovative provider of mental health care in the United States,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “This strategic combination will significantly enhance our ability to expand access to mental health solutions through a unified commercial organization, while also creating opportunities to accelerate the rollout of additional services like SPRAVATO® across our network. By leveraging our complementary strengths—including Greenbrook’s extensive presence in the U.S. and Neuronetics’ industry-leading technology and training programs – we’re building an organization with the unique ability to increase patient access, improve outcomes, and ultimately, drive value for stockholders.”

Keith J. Sullivan continued, “Beyond the Greenbrook acquisition, we saw continued progress across our strategic initiatives in the third quarter, highlighted by strong momentum in our adolescent treatment program and encouraging early results from our targeted marketing efforts. We’re more confident than ever in our ability to create meaningful value for patients, providers, and stockholders while advancing mental health treatment.”

Third Quarter 2024 Financial and Operating Results for the Three Months Ended September 30, 2024

	Revenues by Geography Three Months Ended September 30,
	2024	2023
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
U.S.	$17,922	$17,211	4%
International	608	673	(10)%

Total revenues	$18,530	$17,884	4%

Total revenue for the three months ended September 30, 2024 was $18.5 million, an increase of 4% compared to the revenue of $17.9 million in the third quarter of 2023. During the quarter, total U.S. revenue increased by 4% and international revenue decreased marginally over the third quarter of 2023. The increase in U.S. revenue was primarily attributable to an increase in U.S. treatment sessions and U.S. NeuroStar Advanced Therapy System sales period over period.

	U.S. Revenues by Product Category Three Months Ended September 30,
	2024	2023
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
NeuroStar Advanced Therapy System	$4,108	$3,597	14%
Treatment sessions	13,326	$13,060	2%
Other	488	$554	(12)%

Total U.S. revenues	$17,922	$17,211	4%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended September 30, 2024 was $4.1 million, an increase of 14% compared to $3.6 million in the third quarter of 2023. For the three months ended September 30, 2024, and 2023, the Company shipped 49 and 43 systems, respectively.

U.S. treatment session revenue for the three months ended September 30, 2024 was $13.3 million, an increase of 2% compared to $13.1 million in the third quarter of 2023.

In the third quarter of 2024, U.S. treatment session revenue per active site was $11,390 compared to $11,917 in the third quarter of 2023.

Gross margin for the third quarter of 2024 was 75.6%, an increase of approximately 980 basis points from the third quarter of 2023 gross margin of 65.8%. The increase in gross margin was a result of the change in product mix, the absence of one-time manufacturing cost by our new contract manufacturer and inventory impairment incurred in 2023.

Operating expenses during the third quarter of 2024 were $21.7 million, an increase of $1.1 million, or 5%, compared to $20.6 million in the third quarter of 2023.

Net loss for the third quarter of 2024 was $(13.3) million, or $(0.44) per share, as compared to $(9.4) million, or $(0.33) per share, in the third quarter of 2023. Net loss per share was based on 30,267,236 and 28,875,720 weighted average common shares outstanding for the third quarters of 2024 and 2023, respectively.

EBITDA for the third quarter of 2024 was $(11.6) million as compared to the third quarter of 2023 EBITDA of $(7.7) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $20.9 million as of September 30, 2024. This compares to cash and cash equivalents of $59.7 million as of December 31, 2023.

Stockholders Approve Acquisition of Greenbrook TMS

On November 8, 2024, Neuronetics’ stockholders approved the previously announced acquisition of Greenbrook TMS Inc. (“Greenbrook”), in which Neuronetics will acquire all of the outstanding common shares of Greenbrook in an all-stock transaction. The next step in finalizing the transaction is a hearing in respect of the Final Order pursuant to the Ontario Business Corporations Act scheduled for November 15, 2024. The transaction will create a vertically integrated organization capable of providing access to mental health treatment with significant scale in the U.S. The transaction offers multiple strategic benefits for Neuronetics and its customers, including increased brand awareness for NeuroStar, more consistent delivery of best practices, and the ability to offer a variety of positive benefits for all NeuroStar customers. Beyond the strategic benefits, the transaction is expected to create compelling financial benefits, including increased revenue scale and a strong growth trajectory, material cost synergies, an accelerated path to profitability, and a bolstered balance sheet.

The Company has outlined several key strategic initiatives, including merging Neuronetics’ sales team with Greenbrook’s regional area managers to optimize commercial operations, implementing the Better Me Provider Program best practices across all Greenbrook sites, and accelerating the rollout of SPRAVATO® treatment across the combined network. Through these initiatives and additional identified opportunities to optimize the combined company’s cost structure in connection with the transaction, the Company now expects to achieve cash flow breakeven by the second quarter of 2025.

NeuroStar TMS Data Presented at Leading Child & Adolescent Psychiatry Conference Shows Strong Efficacy in Treating Teen Depression

At the 2024 American Academy of Child and Adolescent Psychiatry (“AACAP”) annual meeting, Neuronetics presented data from the largest study to date evaluating transcranial magnetic stimulation (“TMS”) in adolescents with major depressive disorder. In an oral presentation, Paul E. Croarkin, DO, MS of Mayo Clinic shared compelling results showing NeuroStar’s strong efficacy in treating Major Depressive Disorder (“MDD”) in adolescent patients, with impressive response and remission rates of 78% and 48% respectively. The findings were similar to those previously reported in adult populations treated with NeuroStar TMS including clinically meaningful improvement in anxiety symptoms in this MDD population. As the only FDA-cleared TMS device for first-line adjunct treatment of MDD in patients aged 15-21, these findings further establish NeuroStar’s leadership in providing innovative solutions for adolescent mental health treatment.

Business Outlook

For the fourth quarter of 2024, on a stand alone basis, the Company expects total worldwide revenue between $19.0 million and $20.0 million.

For the full year 2024, on a stand alone basis the Company now expects total worldwide revenue to be between $71.0 million and $72.0 million.

For the full year 2024, on a stand alone basis, the Company now expects total operating expenses to be between $81.0 million and $82.0 million. This forecast excludes pre-closing transaction costs of approximately $2.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on November 12, 2024, beginning at 8:30 a.m. Eastern Time.

The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/yk5bidgv. To listen to the conference call on your telephone, you may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is redefining patient and physician expectations with its NeuroStar Advanced Therapy for Mental Health. NeuroStar is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication hasn’t helped. The NeuroStar Advanced Therapy System is cleared by the U.S. Food and Drug Administration (the “FDA”) for adults with MDD, as an adjunct for adults with obsessive-compulsive disorder, and to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression), and as a first line adjunct for the treatment of MDD in adolescent patients aged 15-21. NeuroStar Advanced Therapy is the leading TMS treatment for MDD in adults with more than 6.9 million treatments delivered. NeuroStar is backed by the largest clinical data set of any TMS treatment system for depression, including the world’s largest depression outcomes registry. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding the Company that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and current expectations for upcoming quarters and fiscal year 2024, including with respect to revenue, expenses, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the effect of the Arrangement with Greenbrook, initially announced on August 11, 2024 and approved by Greenbrook’s shareholders and Neuronetics stockholders on November 8, 2024, on our business relationships, operating results and business generally; the Company’s ability to execute its business strategy; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and use of its NeuroStar Advanced Therapy system to generate revenues; the scale and efficacy of the Company’s salesforce; the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in competing technologies and therapies for the indications that the Company’s products treat; product defects; our revenue has been concentrated among a small number of customers; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy system for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; the terms of our credit facility; our ability to successfully roll-out our Better Me Provider program on the planned timeline; our self-sustainability and existing cash balances; and our ability to achieve cash flow break-even in the third quarter of 2025. For a discussion of these and other related risks, please refer to the Company’s recent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

ICR Healthcare

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenues	$18,530	$17,884	$52,397	$51,034
Cost of revenues	4,529	6,120	13,129	15,100

Gross profit	14,001	11,764	39,268	35,934

Operating expenses:
Sales and marketing	11,877	12,141	35,820	35,602
General and administrative	7,436	6,339	19,540	19,151
Research and development	2,416	2,155	6,999	7,308

Total operating expenses	21,729	20,635	62,359	62,061

Loss from operations	(7,728)	(8,871)	(23,091)	(26,127)

Other (income) expense:
Interest expense	1,725	1,184	5,529	3,580
Loss on extinguishment of debt	4,427	—	4,427	—
Other income, net	(539)	(664)	(2,001)	(4,895)

Net loss	$(13,341)	$(9,391)	$(31,046)	$(24,812)

Net loss per share of common stock outstanding, basic and diluted	$(0.44)	$(0.33)	$(1.04)	$(0.87)

Weighted average common shares outstanding, basic and diluted	30,267	28,876	29,931	28,505

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$20,867	$59,677
Accounts receivable, net	16,825	15,782
Inventory	4,960	8,093
Current portion of net investments in sales-type leases	572	905
Current portion of prepaid commission expense	2,921	2,514
Current portion of note receivables	2,477	2,056
Prepaid expenses and other current assets	4,837	4,766

Total current assets	53,459	93,793

Property and equipment, net	1,639	2,009
Operating lease right-of-use assets	2,328	2,773
Net investments in sales-type leases	140	661
Prepaid commission expense	8,733	8,370
Long-term notes receivable	2,878	3,795
Other assets	4,940	4,430

Total assets	$74,117	$115,831

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,295	$4,752
Accrued expenses	11,429	12,595
Deferred revenue	1,311	1,620
Current portion of operating lease liabilities	862	845

Total current liabilities	16,897	19,812

Long-term debt, net	46,002	59,283
Deferred revenue	4	200
Operating lease liabilities	1,833	2,346

Total liabilities	64,736	81,641

Commitments and contingencies (Note 18)	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on September 30, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 30,317 and 29,092 shares issued and outstanding on September 30, 2024 and December 31, 2023, respectively	303	291
Additional paid-in capital	416,205	409,980
Accumulated deficit	(407,127)	(376,081)

Total Stockholders’ equity	9,381	34,190

Total liabilities and Stockholders’ equity	$74,117	$115,831

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Nine months ended September 30,
	2024	2023
Cash flows from Operating activities:
Net loss	$(31,046)	$(24,812)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,627	1,503
Allowance for credit losses	1,947	369
Inventory impairment	346	1,905
Share-based compensation	4,320	5,693
Non-cash interest expense	580	460
Loss on extinguishment of debt	4,427	—
Changes in certain assets and liabilities:
Accounts receivable, net	(3,834)	(7,933)
Inventory	2,718	(2,742)
Net investment in sales-type leases	854	1,092
Prepaid commission expense	(770)	(804)
Prepaid expenses and other assets	(374)	(3,338)
Accounts payable	(1,524)	54
Accrued expenses	(1,166)	(4,801)
Deferred revenue	(506)	(817)

Net Cash used in Operating activities	(22,401)	(34,171)

Cash flows from Investing activities:
Purchases of property and equipment and capitalized software	(1,377)	(1,490)
Repayment of notes receivable	1,340	731

Net Cash used in Investing activities	(37)	(759)

Cash flows from Financing activities:
Payments of debt issuance costs	(2,188)	(863)
Proceeds from issuance of long-term debt	48,084	2,500
Proceeds from issuance of warrants	1,916	—
Repayment of long-term debt	(60,000)	(1,200)
Payment for debt extinguishment cost	(4,185)	—
Proceeds from exercises of stock options	1	—

Net Cash (used in) provided by Financing activities	(16,372)	437

Net decrease in Cash and Cash equivalents	(38,810)	(34,493)
Cash and Cash equivalents, Beginning of Period	59,677	70,340

Cash and Cash equivalents, End of Period	$20,867	$35,847

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes that the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Net loss	$(13,341)	$(9,391)	$(31,046)	$(24,812)
Interest expense, net	1,186	1,184	3,528	3,580
Income taxes	—	—	—	—
Depreciation and amortization	512	500	1,627	1,503

EBITDA	$(11,643)	$(7,707)	$(25,891)	$(19,729)